Exhibit 10.16

CONFIDENTIAL TRANSITION AND SEPARATION AGREEMENT AND GENERAL RELEASE

This Transition and Separation Agreement and General Release (hereafter, the “TSA” or “Transition and Separation Agreement”) is entered into by and between Phreesia, Inc. and its affiliates, subsidiaries, shareholders, predecessors, successors, directors, and officers (collectively “Phreesia” or the “Company”) and Michael Davidoff (hereafter “Davidoff” or “You”) on December 1, 2023. The Transition and Separation Agreement will establish a mutually satisfactory arrangement for ending your employment relationship, to permit you to receive severance pay benefits and to release the Company from any claims.

RECITALS

WHEREAS, Davidoff has been employed with Phreesia;

WHEREAS, Phreesia and Davidoff each now desire to terminate their employment relationship and resolve any potential disputes amicably;

NOW, THEREFORE, Phreesia and Davidoff agree as follows:

1.Transition and Separation of Employment. Your employment with the Company will end on January 19, 2024 (the “Separation Date”). You agree to successfully and professionally work through your Separation Date (‘the Transitional Period”) and agree to perform transitional duties as defined by the CEO. If you are unwilling or unable to fulfill the transitional duties your employment will end immediately. Your salary and benefits will cease as of the Separation Date and any entitlement you had or might have had under any Company-provided benefit program will also end, except as required by federal or state law, or as otherwise described in Exhibit A below. You acknowledge that from and after the Separation Date, you have no authority to, and shall not, represent yourself as an employee or agent of the Company. You will be paid for all wages earned but unpaid through the Separation Date. After the Separation Date, any stock options or restricted stock units (“RSUs”) granted to you will no longer vest, and you will not be entitled to participate further in the stock option or any other equity-based plan except as otherwise described in Exhibit A below. You have the option to purchase any vested options for ninety (90) days from the Separation Date.
2.Severance Benefits. In exchange for the promises and obligations set forth in this Agreement, and beginning as soon as practicable following the Separation Date, as long as you have timely executed this Agreement and the recission period described below in Section 5 has expired without your revocation, the Company will provide you with the Severance Benefits as set forth in the statement, attached as Exhibit A.
3.Confidentiality. You expressly acknowledge and agree to the following:

i.that you will, within five (5) days from the Separation Date return to the Company all Company documents (and any copies) and property, and that you will abide by all common law and/or statutory obligations relating to protection and non-disclosure of the Company's confidential and proprietary documents and information. As used in this

Agreement, "Proprietary Information" shall mean information relating to the business and operations of the Company that has not previously been publicly released by duly authorized representatives of the Company including, but not limited to, all research memorandum, designs, plans, proposals, marketing, sales plans, financial information, costs, pricing information, customer and supplier information, trade secrets, proprietary processes, specifications, expertise, techniques, and ideas reasonably related to the business and operations of the Company. You agree to regard and preserve as confidential all Proprietary Information pertaining to the Company that has been obtained by you in the course of employment with the Company, whether such information is in your memory or in writing or other physical or electronic form. You will not, without written consent and authority from the Company, use for your benefit or purpose or disclose to others any Proprietary Information of the Company. Further, you previously signed a confidentiality and non-competition agreement with the Company, the terms of that agreement are incorporated herein and shall survive the signing of this Agreement, and you hereby reaffirm your obligation to fully abide by the provisions of that agreement;
ii.that all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit you from participating in an investigation with a state or federal agency;
iii.that a breach of this Section shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any amounts paid to you under Section 2 of this Agreement.

4.Release of Claims.
(i)By signing this Agreement, you, on behalf of yourself, your agents, heirs, survivors, successors and assigns, hereby waive your right to assert any and all forms of legal Claims of any kind whatsoever, whether known or unknown, arising from the beginning of time through the Separation Date, against Phreesia, Inc. and its subsidiaries, divisions, affiliates, officers, directors, employees, agents, representatives, predecessors, successors and assigns. With the sole and limited exceptions set forth below, for purposes of this Release of Claims ("Release") the words "Claim" and "Claims" are intended to be as broad as the law allows and mean any and all charges, complaints and other forms of action against the Company, seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, including, without limitation:
(a)Claims under any state or federal discrimination fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Separation Date), including the Age Discrimination in Employment Act and the Older Workers Benefits Protection Act;

(b)Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Separation Date);
(c)Claims under any state or federal common law theory; and
(d)Any other Claims arising under any other state or federal law.
(ii)You expressly acknowledge that, but for your agreement to this Release, you would not be receiving the Severance Benefits being provided to you under the terms of this Agreement.

5.ADEA Waiver and Information/Rescission Period. It is the Company's intent to make certain that you fully understand the provisions and effects of this Agreement, including the Release of Claims. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. The Company also is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to your Human Resources Representative at Phreesia, Inc. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you notify Amy VanDuyn at avanduyn@phreesia.com in writing of your decision to rescind.

Also, consistent with federal age discrimination laws (including the OWBPA) and other federal discrimination laws (collectively the ''Federal Discrimination Laws"), nothing in this release shall be deemed to prohibit you from challenging the validity of this release under such laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission ("EEOC"), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this release or Agreement shall be deemed to limit the Company's right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or the Company's right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

6.No Third Party Beneficiary/Right to Amend, Terminate or Modify. Once this Agreement is signed by you and a representative of the Company, it will become binding on both parties, and the Severance Benefits will be provided to you in accordance with and subject to its terms. The Severance Benefits described in this Agreement do not confer any right to a benefit upon any other individual or any employee of the Company. Although the Severance Benefits described in this Agreement may be offered generally to other employees of the Company in exchange for a signed agreement similar to this one, the Company specifically reserves its right to amend, modify or terminate the terms and conditions of severance offered to any other employee, and the terms of this Agreement shall not create any right or expectation in any other individual that he or she is entitled to or will receive the same or a similar benefit.
7.No Compensation Owing. You agree that, with the exception of your final wages and any reimbursable expenses that you previously incurred (such expenses to be reimbursed in accordance with the Company's expense reimbursement policies), which shall be paid to you in accordance with Company policy and applicable law, you are not owed any compensation from the Company whatsoever, including but not limited to wages, commissions, severance pay (except as set forth herein), stock options, RSUs, stock or bonuses.

8.Entire Agreement/Waiver/Choice of Law/Jury Waiver.
(i)You acknowledge and agree that, with the exception of any agreements incorporated in Section 3(i) above, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, including the Second Amended and Restated Employment Agreement entered into between you and the Company effective as of February 1, 2021 (the “Employment Agreement”), and sets forth the entire agreement between you and the Company. No variations or modifications of this Agreement shall be deemed valid unless reduced to writing and signed by you and the Company.
(ii)The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company's right to seek enforcement of such provision in the future.
(iii)This Agreement shall be deemed to have been made in New York, shall take effect as an instrument under seal within New York, and shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of law principles.
(iv)You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in New York in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in New York and that material witnesses and documents would be located in New York.
(v)Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action.
(vi)The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.
9.Return of Property. You agree to return within five (5) days of the Separation Date, Company property including, but not limited to, keys, files, records (and copies thereof), computer hardware and software, and cellular phones which are in your possession or control. The Company will reimburse you the cost of shipping equipment. You further agree to leave intact all electronic Company documents, including those which you developed or helped develop during your employment, to reveal to the Company all passwords previously used by you when accessing any of the Company's (or any of its licensors' or suppliers') systems and immediately cease from accessing or using any of the Company's (or any of its licensors' or suppliers') systems. You expressly acknowledge that a breach of this Section 9 shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any amounts paid to you under Section 2 of this Agreement.
10.Non-Disparagement. You understand and agree that as a further condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to any third party, including, but not limited to, any media outlet, industry group, financial institution, any current or former employee, consultant, client or customer of the Company or on any internet site, chat room, internet blog, etc., regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company's business affairs and financial condition. You expressly acknowledge that a breach of this Section shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any amounts paid to you under Section 2 of this Agreement.
11.Default. You agree that upon any breach or default by you in respect of any of your obligations under this Agreement, the Company shall have the following rights and remedies (which shall not be mutually exclusive), in addition to any other rights and remedies which may be available pursuant to other provisions of this Agreement or at law or in equity: (a) the Company shall not be required to make any additional payment of the Separation Benefits; and (b) Company shall have the right to require you to reimburse the Company for the aggregate amount of Separation Benefits previously paid to you, promptly following demand therefor to you.
12.Voluntary Agreement. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement. The Company makes no guarantee of any tax consequences with respect to this Agreement, any payments set forth herein or any other payments from the Company to you including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended.

To accept the terms of this Agreement, please sign, date and return the enclosed copy of this Agreement to Amy VanDuyn at Phreesia, Inc. no later than December 25, 2023.

I REPRESENT THAT I (A) HAVE READ AND FULLY UNDERSTAND THE TERMS AND CONDITIONS OF THIS AGREEMENT; (B) HAVE HAD SUFFICIENT TIME TO CONSIDER THE AGREEMENT; AND (C) AM VOLUNTARILY AND WILLINGLY SIGNING IT.

Agreed and Accepted:

Michael Davidoff	Amy VanDuyn
/s/ Michael Davidoff	/s/ Amy VanDuyn
Signature	Signature
12/20/2023	01/08/2024
Date	Date

SEPARATION AGREEMENT
EXHIBIT A SEVERANCE
BENEFITS

1.The Company will pay you forty-five (45) weeks of your base salary in the lump sum amount of $302,884.62 (less all applicable payroll taxes and withholdings). The payment shall be made on the first regular pay date following the Separation Date, as long as you have timely executed the Agreement and the recession period described above in Section 5 of the Agreement has expired without your revocation.

2.The Company will pay your variable compensation for 2H FY 2024 and the amount paid will be based on the 2H FY 2024 Variable Plan design according to the actual results achieved against target (less applicable payroll taxes and withholdings). Payout will occur in the payroll following final approval of the audited financials and the Compensation Committee of the Board. This will be paid in RSUs based on your election and signed FY24 Variable Acknowledgement & RSU election form.

3.Notwithstanding anything to the contrary in any applicable option agreement or other stock-based award, all Time-Based Equity Awards (as such term is defined in the Employment Agreement), to the extent such Time-Based Equity Awards otherwise would have become fully exercisable or nonforfeitable during the twelve (12) month period following the Separation Date, shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Separation Date or (ii) the effective date of the Separation Agreement (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Separation Date in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement becoming fully effective within the time period set forth herein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Executive’s Separation Date and the Accelerated Vesting Date.

4.Your current benefits with the Company will end on January 31, 2024 and you are eligible to elect COBRA to continue coverage for up to eighteen (18) months. The Company will cover the employer portion of COBRA for up to twelve (12) months following your Separation Date; provided you elect COBRA in a timely manner. You will receive information directly from the Company third party administrator after your Separation Date. If you do not elect COBRA, the Company has no obligation to pay any form of insurance coverage after your Separation Date.